Exhibit 10.3

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT to the EMPLOYMENT AGREEMENT dated March 1, 2000, by and between Imperial Sugar Company, a Texas corporation (the “Company”) and William F. Schwer, the Senior Vice President, Secretary and General Counsel of the Company (“Executive”) (“Employment Agreement”) is made and entered into this 19th day of December, 2005, by and between the Company and Executive.

WITNESSETH:

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

WHEREAS, the Company and the Executive each desire to amend the terms and conditions upon which Executive will perform services for the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the parties agree that, effective as of the date set forth above, the Employment Agreement is hereby amended in the following respects:

4. Section 6 of the Employment Agreement is amended by adding to the end thereof the following new subsection (d) and deleting subsection (e):

(d) Change of Control Benefit. In addition to any other benefits payable under this Agreement relating to Executive’s employment that may exist from time to time, including, but not limited to the compensation payable under the foregoing provisions of this Section 6, or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise, and not in lieu thereof, in the event Executive experiences an Involuntary Termination of Employment during the Protected Period, Executive shall, upon execution of General Release in the Company’s customary form, be entitled to receive, within 30 days after the later of the Executive’s Involuntary Termination of Employment and the effectuation of the Change in Control, a lump sum payment (the “Change of Control Benefit”) equal to the lesser of (a) twenty-four (24) months of Executive’s then current base salary amount or (b) the maximum amount that Executive could receive pursuant to such Change of Control without becoming subject to the excise tax imposed by Section 4999 of the Code. Executive shall not be entitled to receive any payments under this subsection (d) with respect to more than one Change of Control or if Executive has an Involuntary Termination of Employment other than during the Protected Period, or has a termination of employment at any time for any other reason.

(i) Solely for purposes of this subsection (d), the following terms shall have the meanings set forth herein:

(A) “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(B) A “Change of Control” shall be deemed to have occurred if any of the following shall have taken place: (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (A) the Company or any of its Affiliates or subsidiaries, (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (E) Lehman Brothers Holdings Inc. or any of its domestic or foreign subsidiaries or affiliates (including, without limitation, Lehman Brothers Inc.) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company has sold substantially all of its assets to an unrelated third party or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were neither members of the Board of Directors one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

(C) The “Effective Date” of a Change of Control shall mean the date of occurrence of the specified event constituting such Change of Control.

(D) “Involuntary Termination of Employment” means a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason. Notwithstanding the foregoing, Involuntary Termination of Employment shall not include termination of Executive’s employment by reason of death or Disability.

(E) “Good Reason” means Employee’s termination of employment with the Company following the occurrence of any of the following events that occurs on or after the Effective Date of a Change of Control without Employee’s prior written consent:

(i) a material diminution of Employee’s authority, duties or responsibilities from those assigned to Employee immediately prior to the Effective Date of the Change of Control;

(ii) (A) a reduction in Employee’s salary or bonus potential or (B) a material reduction in Employee’s other compensation or benefits (except, in the case of either (A) or (B), for any reduction applied to similarly situated executives generally) from those available to Employee immediately prior to the Effective Date of the Change of Control;

(iii) a relocation of Employee’s primary office from the metropolitan area of its location on the Effective Date of the Change of Control; or

(iv) the failure of the Company to obtain the unconditional assumption in writing or by operation of law of the Company’s obligations to Employee under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, or disposition of all or substantially all of the assets of the Company or similar transaction.

(F) The Company shall have “Cause” to terminate Employee’s employment with the Company (i) if Employee fails to make a good faith effort to carry out any lawful directive of the Board or Employee’s supervisor which failure is not cured within five days of notice thereof, (ii) if Employee engages in any act which results in or may reasonably be expected to result in the Employee’s conviction, plea of guilty or no contest, or imposition of un-adjudicated probation, for a crime (other than minor traffic violations) involving moral turpitude; (iii) if Employee uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Employee’s performance of Employee’s duties to the Company; (iv) if Employee engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company or (v) for any reason which constitutes cause under any written employment agreement between Employee and the Company that was entered into prior to the Effective Date of the Change of Control.

(G) “Protected Period” means the period (i) commencing on the earlier of (A) ninety (90) days prior to the Effective Date of a Change of Control or (B) the execution by all parties of a definitive agreement the closing pursuant to which would constitute a Change in Control, and (ii) ending (A), if the period commenced under paragraph (i)(A) above, eighteen (18) months after the Effective Date of a Change of Control, or (B) if the period commenced under paragraph (i)(B) above, the earlier of (1) eighteen (18) months after the Effective Date of a Change of Control, or (2) the cessation of the Company’s active efforts to consummate the transaction contemplated by such agreement.

(ii) In the event Executive dies subsequent to Executive’s entitlement to benefits under this subsection (d) but prior to the payment of such benefits, such benefits payable to Executive shall be paid to Executive’s estate.

(iii) Notwithstanding anything contained in this Agreement to the contrary, it is the intention of the parties hereto that payment of the Change in Control Benefit shall be made in a manner that does not cause the payment to become subject to Section 409A of the Code, or any successor provision thereto.

(iv) Subject to Executive’s earlier termination of employment with the Company, this subsection shall remain in effect, and shall survive any amendments to or termination of this Agreement, until eighteen months after the effective date of this subsection (d), and, except upon written notice of non-renewal from the Board dated no less than fifteen days prior to its expiration, shall be renewed and extended for successive one-year terms. Notwithstanding anything contained in this Agreement to the contrary, if this subsection (d) is in effect as of (A) the date that the Company or an Affiliate publicly announces its intention to enter into a transaction that, if consummated, would result in a Change in Control, (B) the date that the Company or an Affiliate enters into a written understanding relating to a transaction that, if consummated, would result in a Change in Control, whether or not such written understanding is binding, or (C) the date the Company enters into discussions with any party pursuant to a written confidentiality and/or standstill agreement relating to a transaction that, if consummated, would result in a Change in Control, or if this subsection (d) becomes effective after a date described in clauses (A), (B) or (C) above and, as of the date this subsection (d) becomes effective, the Company has not ceased active efforts to consummate such a transaction, this subsection shall automatically be renewed for an additional term. Such additional term shall end on the earlier of (i) 18 months following the Effective Date of such Change of Control or (ii) the cessation of the Company’s active efforts to consummate the transaction described in clauses (A), (B) or (C) above as applicable, but in no event earlier than the date such term would have ended had there been no such automatic renewal. This provision shall survive the termination of the Agreement.

2. Section 9 of the Employment Agreement shall be deleted.

3. Section 23 of the Employment Agreement is amended by adding the following to the end thereof:

“As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.”

4. Except as otherwise set forth herein, the terms and conditions of the Employment Agreement shall be unmodified and shall in full force and effect.

EXECUTIVE:

William F. Schwer

IMPERIAL SUGAR COMPANY:

By
Robert A. Peiser
President and Chief Executive Officer